                                                                   Exhibit 10.75

                                    AGREEMENT

THIS AGREEMENT is entered into as of the 9th day of December, 1999, by and between Connetics Corporation ("Connetics") and Soltec Research Pty Ltd., A.C.N. 006 363 891 ("Soltec"). Connetics and Soltec are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties."

                               B A C K G R O U N D

A. Soltec and Connetics are parties to an Exclusive Option Letter Agreement dated March 25, 1996 as amended on June 14, 1996 and January 6, 1998, between Connetics (under its former name, Connective Therapeutics, Inc.) and Soltec with respect to Soltec's "Pharmaceutical Mousse Delivery System Technology."

B. Soltec and Connetics entered into a Letter of Understanding, dated September 10, 1999, which outlined the foundation for this Agreement, and which contemplates the termination of the Option Agreement.

NOW, THEREFORE, for the consideration set forth, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

ADVERSE EXPERIENCE. "Adverse Experience" shall have the meaning set forth in
SECTION 12.1.

AFFILIATE. "Affiliate" means in respect of either Party any corporation or business entity controlled by, controlling, or under common control with Soltec or Connetics, respectively. For this purpose "control" means the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least fifty percent (50%) interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

CLINICAL TRIAL. A Clinical Trial means a clinical investigation for a given Product, and a Clinical Trial is commenced on the date the first human patient is dosed.

CLOSING DATE. "Closing Date" means a date at which the initial payment for this Agreement is to be exchanged, which shall be no less than five (5) business days after the date this Agreement is signed unless the Parties agree in writing to a different date.

COGS. "COGS" means Connetics' cost of producing the Product, computed in accordance with GAAP applied on a consistent basis. Such costs shall include the reasonable, out of pocket cost (whether incurred directly by such Party or invoiced by any Third Party) of all raw materials,



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labor and overhead for manufacturing, formulation, storage, filling, finishing, labeling, packaging, quality assurance and quality control, shipping and distribution costs from the manufacturer, and technical support incurred directly and exclusively for, or proportionately allocated to, the production of the Product, any value added taxes or transportation charges, and any royalties paid pursuant to licenses in connection with the manufacturing process or materials used.

CONNETICS STOCK. "Connetics Stock" means the common stock of Connetics traded on the NASDAQ National Market System under the symbol "CNCT."

EARNEST MONEY. "Earnest Money" means the amount deposited in escrow by Connetics in connection with the Letter of Understanding.

EXCLUDED TECHNOLOGY. "Excluded Technology" means any and each of (a) Previously Licensed Technology, and/or (b) the formulations described in greater detail on EXHIBIT A to this Agreement.

EFFECTIVE DATE. "Effective Date" means the first date written at the beginning of this Agreement.

FDA. "FDA" means the United States Food and Drug Administration.

FIELD. "Field" means the per topical treatment or prevention of diseases or disorders of the skin (whether the effect of such treatment or prevention is mediated locally or systemically), or the per topical moisturization or protection of the skin.

FORCE MAJEURE. "Force Majeure" means, inter alia, government regulation, fire, strike, inevitable accident, national emergency, earthquake, or any other cause outside the reasonable control of the Party having a duty to perform.

FUTURE TECHNOLOGY. "Future Technology" means any platform technology within the Field not available from Soltec as of the Effective Date, which Soltec develops during the term of the Research Period.

LAUNCH. "Launch" means the first arms' length sale of a Product to a third party forming part of a continuous program or campaign designed to market the Product in the Territory during the Term of this Agreement.

LETTER OF UNDERSTANDING. "Letter of Understanding" means the Letter of Understanding between the Parties dated September 10, 1999.

LICENSED IP. "Licensed IP" means the Patents and the Trademark.



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LIQUIPATCH ANTIFUNGALS. "Liquipatch Antifungals" means a formulation incorporating Soltec's Liquipatch(TM) technology as disclosed in [*****] and any antifungal active agent.

LIQUIPATCH NSAIDs. "Liquipatch NSAIDs" means a formulation incorporating Soltec's Liquipatch(TM) technology as disclosed in [*****] and any NSAID agent for the purposes of effecting analgesia or reduction of inflammation.

LOSSES.  "Losses" shall have the meaning set forth in SECTION 11.2.

MEDEVA PATENTS. "Medeva Patents" means PCT application [*****] (filed [*****] and claiming priority from U.K. application [*****] filed [*****]), U.S. application numbers [*****] (filed *[*****]) and [*****] (filed [*****]), Mexico application [*****], Canada application [*****] and any patents issuing therefrom in the Territory, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations, or continuations-in-part of those applications.

MEDEVA/SOLTEC AGREEMENT. "Medeva/Soltec Agreement" means the agreement between Soltec and Medeva PLC dated 26 April 1994 as amended on 19 June 1996 relating to patent application [*****].


MINIMUM ROYALTY.  "Minimum Royalty" means the following:


                  Calendar Year                             Amount
        2000                                                [*****]
        2001                                                [*****]
        2002                                                [*****]
        2003                                                [*****]
        2004                                                [*****]
        2005                                                [*****]
        2006 and each subsequent year until                 [*****]
            expiration of the Term pursuant
            to SECTION 14.5

NET SALES. "Net Sales" means the proceeds actually received by Connetics, its Affiliates and sublicensees from the sale of Products to purchasers who are not Affiliates, less:


        (a)    trade, quantity and cash discounts actually allowed and taken;

        (b) credits actually allowed on account of the rejection or return or billing error relating to any Product previously billed and paid;

        (c) freight, other transportation and insurance costs incurred in the sale of Product;

        (d) taxes imposed on account of such sale (including, without limitation, sales, value-added and distribution taxes); and



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        (e) rebates and adjustments, including charge backs.

OPTION AGREEMENT. "Option Agreement" means the Exclusive Option Agreement between the Parties, as amended, referred to in Recital A of this Agreement.

OTC PRODUCT. "OTC Product" means any Product which is permitted to be sold over the counter in the Territory, without prescription.

PATENTS. "Patents" means all patents, and patent applications and any patents issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations, continuations-in-part and counterparts thereof or therefor, licensed to or owned by Soltec as of the Effective Date or during the term of this Agreement, that directly claim or relate to the manufacture, use or sale of the Technology or the Products, including without limitation those patents listed on EXHIBIT B to this Agreement and corresponding national applications filed in the Territory, and including the Medeva Patents (to the extent that Soltec is permitted to sublicense its rights to the Medeva Patents).

PREVIOUSLY LICENSED TECHNOLOGY. "Previously Licensed Technology" refers to the following hydroethanolic aerosol foam formulations, which are excluded by virtue of existing agreements between Connetics and Soltec:


        FORMULATION INCORPORATING:                    RELEVANT AGREEMENT
        --------------------------                    ------------------
    betamethasone valerate              License Agreement between Soltec Research Pty
                                        Limited and Connective Therapeutics, Inc.
                                        dated June 14, 1996
    clobetasol                          propionate License Agreement between
                                        Soltec Research Pty Ltd and Connetics
                                        Corporation, dated January 1, 1998, as
                                        amended effective May 28, 1999
    ketoconazole                        License Agreement between Soltec Research Pty
                                        Limited and Connetics Corporation, effective
                                        as of July 14, 1999

PRODUCT. "Product" means any pharmaceutical product based on or incorporating the licensed Technology. "Product" does not include any Excluded Technologies.

PRODUCT INFORMATION. "Product Information" means all information in the possession or under the control of Soltec relating to the specifications of the Technology, the Products, or the Future Technology, and information relating to the manufacture (including method, conditions, and process equipment), testing (including quality control standards, assay methods and stability studies), storage and use of the Products as of the Effective Date or during the Term of this Agreement.



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PROPRIETARY INFORMATION. "Proprietary Information" means any information of value, not generally known to the public, including (but not limited to):


        (a) the Product Information; the development status of the Technology, the Products or the Future Technology; Product indications and modes of administration; technical information, such as clinical, biological, pharmaceutical and characterizing data; and know-how; and

        (b) business information, such as reports, records, customer lists, supplier lists, marketing and sales plans; financial information; costs; and pricing information.

QUARTER. "Quarter" means calendar quarter, except when used to refer to the first or last year this Agreement is in effect. The first "Quarter" shall be deemed to mean the period from the Effective Date until December 31, 1999. The last "Quarter" shall be deemed to mean the period from the last to occur of the dates January 1, April 1, July 1 or October 1 and ending on the date of termination.

REGULATORY APPROVAL. "Regulatory Approval" means all approvals, including pricing approvals for reimbursement purposes, from the appropriate Regulatory Authorities (a) in the United States or (b) in each country in the Territory that are required to promote and market the Product in the relevant country.

REGULATORY AUTHORITY. "Regulatory Authority" means the FDA or any equivalent or additional governmental or regulatory agencies in the Territory.

RESEARCH PERIOD. "Research Period" means the period during which Connetics continues to pay Research Support to Soltec pursuant to SECTION 6.1, including any extensions of time.

RESEARCH SUPPORT. "Research Support" means the fee paid to Soltec pursuant to
SECTION 6.1, and any additional such fees for any extensions of time.

ROYALTY TERM. "Royalty Term" means, with respect to each Product, the longer of
(A) the life of any Patent in respect of that Product, or (B) a minimum of eight
(8) years from the Launch of that Product, regardless of the date of termination of this Agreement.

SPECIFICATIONS. "Specifications" means the specifications listed on EXHIBIT C with respect to each specified Product, as it may be amended by the Parties from time to time. With respect to Products not yet formulated, "Specifications" means the specifications agreed to by Soltec and Connetics.

TECHNOLOGY. "Technology" means the formulation technologies described briefly as Aerosol Foam Technologies, Liquipatch(TM), Non-Aqueous Shampoos, Minoxidil Formulation Technology, Sunscreen 2000, and Ketoconazole Shampoo, which shall have the meanings as set forth in greater detail in EXHIBIT C.

TERM. The "Term" of this Agreement shall have the meaning set forth in SECTION 14.5.



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TERRITORY. "Territory" means the United States of America, its territories and possessions; Canada; and Mexico.

THIRD PARTY(ies). "Third Party(ies)" means any person or entity other than Soltec, Connetics, or an Affiliate of Soltec or Connetics.

VALID CLAIM. "Valid Claim" means a claim of an issued, unexpired Patent in the Territory that has not been abandoned for any reason, which, but for the license to Connetics under this Agreement would be infringed by Connetics' manufacture, use or sale of a Product, which claim (a) has not been invalid or unenforceable by a decision of a court of competent jurisdiction, nonappealable or unappealed within the time allowed for appeal, and (b) has not been admitted to be invalid through reissue, reexamination or disclaimer. With respect to countries in which patents cannot be "abandoned" or which do not recognize the concept of "abandonment," the term "Valid Claim" shall mean a claim of any issued, unexpired Patent in that country.


                                    ARTICLE 2
                              LICENSE TO CONNETICS

SECTION 2.1 LICENSE TO TECHNOLOGY. Subject to the terms and conditions of this Agreement, during the Term, Soltec hereby exclusively licenses the Technology to Connetics in the Territory for use in the Field free and clear from all liens, interests, or equities, charges and encumbrances, except as contemplated by the definition of Excluded Technology. Notwithstanding the foregoing, the license granted under this SECTION 2.1 with respect to [*****].

SECTION 2.2 LICENSE TO PRODUCT INFORMATION. Subject to the terms and conditions of this Agreement, and to the extent required to enable Connetics to develop, manufacture, use and/or sell Products directly or indirectly, during the Term, Soltec hereby exclusively licenses the Product Information to Connetics in the Territory for use in the Field, free and clear from all liens, interests, or equities, charges and encumbrances. Notwithstanding the foregoing, the license granted under this SECTION 2.2 with respect to [*****].

SECTION 2.3 LICENSE TO PATENTS. Subject to the terms and conditions of this Agreement, during the Term, and to the extent required to enable Connetics to develop, manufacture, use and/or sell Products directly or indirectly, Soltec hereby grants to Connetics for use in the Field an exclusive license under the Patents in the Territory with the right to sublicense, and a non-exclusive license under the Patents to have the Product manufactured outside the Territory. Notwithstanding the foregoing, (a) the license granted under this
SECTION 2.3 with respect to [*****],



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and (b) Soltec shall use commercially reasonable efforts to obtain the necessary consents to sublicense to Connetics the Medeva Patents in the Territory in the Field.

SECTION 2.4 LICENSE TO TRADEMARKS. Subject to the terms and conditions of this Agreement, during the Term and unless earlier terminated pursuant to SECTION 14.6, Soltec grants to Connetics an exclusive, royalty-free license to use the tradenames LIQUIPATCH(TM) and Sunscreen 2000 for the advertising, promotion, marketing, distribution and sale of Product in the Territory. If Connetics chooses to use the trademark, Connetics shall display the marks in a style or size of print distinguishing the mark from any accompanying wording or text. Where feasible, Connetics shall display the appropriate trademark symbol to the right of and slightly above or below the last letter of the word. Except as expressly permitted in this Agreement, no right or license is granted to Connetics to use Soltec's name or any trademarks or tradenames of Soltec in advertising, publicity or other promotional activities without the express written approval of Soltec.

SECTION 2.5 RIGHT TO SUBLICENSE. Connetics shall have the absolute right, within the Territory, to sublicense any of the rights licensed to Connetics under this Agreement, provided that Connetics complies with the requirements for such a sublicense set forth in SECTIONS 3.5 and 14.11. Any sublicense pursuant to this
SECTION 2.5 shall be consistent with the terms of this Agreement, and may not extend beyond the expiration or termination of this Agreement.

SECTION 2.6 REVERSION OF EXCLUDED TECHNOLOGY. If at any time during the Term of this Agreement any of the Excluded Technology rights (other than [*****]) revert to Soltec from the parties that currently hold such rights, the Excluded Technology so returned to Soltec shall be deemed to be added to the definition of Technology under this Agreement, and shall automatically be treated as though licensed to Connetics for use in the Field as of the Effective Date, for no additional consideration from Connetics. Soltec shall notify Connetics in writing within thirty (30) calendar days after any Excluded Technology is returned to Soltec. Any such Excluded Technology returned to Soltec and deemed licensed to Connetics pursuant to this provision shall be confirmed in writing between the Parties by an amendment to this Agreement and shall be subject to the milestone, royalty, and sublicense payments described in SECTIONS 3.2, 3.4 and 3.5. The Parties shall negotiate in good faith the price to include Liquipatch Antifungals in the definition of "Technology," should that technology revert to Soltec.

SECTION 2.7 LICENSE TO SOLTEC. Subject to the terms and conditions of this Agreement, during the Term, Connetics hereby licenses to Soltec, for use in Australia and New Zealand by Soltec and its Affiliates, all clinical and regulatory data generated by Connetics in connection with the Technology or the Products.

SECTION 2.8    SALES.

               2.8.1 BY CONNETICS. Connetics agrees that neither it nor its Affiliates will supply, promote, distribute or sell Products outside the Territory nor for use outside the Field, nor permit any other person to sell Products outside the Territory, during the Term of this Agreement. Connetics further agrees not to sell Products to any person whom



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        Connetics knows or has reason to believe will resell the Product(s)
        outside the Territory. For purposes of this provision, a written notification from Soltec to Connetics given in good faith to the effect that Soltec knows or reasonably believes that a person will so resell the Product(s) shall be deemed to give Connetics a reason to believe of such resale or proposed resale. Furthermore, Connetics and its Affiliates will not commercialize an equivalent technology for a commercially competitive product in the Territory without Soltec's consent. Soltec's refusal to consent shall have no impact on Connetics' rights to commercialize the new technology; however, the licenses granted to Connetics pursuant to this Agreement with respect to the Product(s) and Technology(ies) affected by Connetics' decision shall revert to Soltec.

               2.8.2 BY SOLTEC. Soltec agrees that neither it nor its Affiliates will supply, promote, distribute or sell Products within the Territory, nor permit any other person to sell Products within the Territory, during the Term of this Agreement. Soltec further agrees not to sell Products to any person whom Soltec knows or has reason to believe will resell the Product(s) inside the Territory. For purposes of this provision, a written notification from Connetics to Soltec given in good faith to the effect that Connetics knows or reasonably believes that a person will so resell the Product(s) shall be deemed to give Soltec a reason to believe of such resale or proposed resale. Nothing in the language of this SECTION 2.8.2 shall have any impact on the [*****].


                                    ARTICLE 3
                                  PAYMENT TERMS

SECTION 3.1 INITIAL PAYMENT. Connetics shall pay Soltec a license fee in the amount of One Million U.S. Dollars (US$1,000,000), payable as follows: (a) US$500,000 cash, payable on the Closing Date, and (b) US$500,000 value of Connetics Stock, issued as set forth in SECTION 3.3. The cash payment shall be reduced by the amount, if any, of the Earnest Money payment previously received by Soltec. The amount of Twenty-Two Thousand Five Hundred U.S. Dollars (US$22,500) previously paid by Connetics to Soltec to exercise the option on hydrocortisone hydroethanolic foam shall not be applied against any payments under this Agreement, and shall be treated as a non-refundable payment by Connetics.

SECTION 3.2 MILESTONE PAYMENTS. For each Product, Connetics will pay Soltec milestone success payments in the amounts stated below (adjusted upwards at a [*****] per year on each anniversary of the Closing Date):

        (a)    US$[*****]due the first time [*****];

        (b)    US$[*****] at the time of [*****];

        (c)    US$[*****] at the time of [*****].



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SECTION 3.3 EQUITY PAYMENT. Connetics shall issue to Soltec Eighty Thousand One
Hundred Fifty-Four (80,154) shares of Connetics' Stock, pursuant to the terms set forth in the Stock Issuance Agreement attached to this Agreement as EXHIBIT D and entered into simultaneously with this Agreement. Connetics shall issue the shares on the date that Connetics files with the U.S. Securities and Exchange Commission a Registration Statement on Form S-3, but in any event no later than January 26, 2000. If the shares to be issued to Soltec pursuant to this SECTION
3.3 have not been registered or are not otherwise freely tradeable without restriction by Soltec on or by June 30, 2000, then Soltec shall have a one-time right to demand payment in cash in lieu of stock, on the terms and conditions set forth in the Stock Issuance Agreement.

SECTION 3.4 ROYALTIES. Connetics shall pay Soltec a royalty on Net Sales of Product as follows:


        (a) [*****] percent ([*****]%) of Net Sales by Connetics, an Affiliate, or sublicensee, in a country in the Territory where such Product is covered by a Valid Claim of a Patent;

        (b) [*****]percent ([*****]%) of Net Sales by Connetics, an Affiliate, or sublicensee, in a country in the Territory where such Product is not covered by a Valid Claim of a Patent.

Notwithstanding the foregoing, (i) for each year in which a Minimum Royalty is due, Connetics shall pay the Minimum Royalty sixty (60) days after the end of that year (unless royalties on Net Sales exceed the Minimum Royalty in that year), (ii) Connetics shall pay royalties on a Product pursuant to this Section for the full Royalty Term, and, in addition, (iii) with respect to any Product for which Soltec is required to pay a royalty to Medeva pursuant to the Medeva/Soltec Agreement, Connetics agrees to reimburse Soltec for [*****] percent ([*****]%) of the amount due to Medeva (up to, but not to exceed, an additional [*****]percent ([*****]%) on Connetics' Net Sales).

SECTION 3.5 SUBLICENSE FEES. In addition to the royalties owed pursuant to
SECTION 3.4, Connetics shall pay Soltec a fee as described in this Section if Connetics sublicenses any Product or Technology to a Third Party, as follows:

        (a) [*****] percent ([*****]%) of any [*****] that Connetics receives in whatever form, including cash or equity, from a sublicensee in connection with a sublicense entered into [*****];

        (b) [*****] percent ([*****]%) of any [*****] that Connetics receives in whatever form, including cash or equity, from a sublicensee in connection with a sublicense entered into [*****];



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        (c)    [*****] percent ([*****]%) of any [*****] that Connetics receives in whatever form, including cash or equity, from a sublicensee in connection with a sublicense entered into [*****].

For purposes of this Section, [*****] paid to Connetics [*****].


SECTION 3.6. PAYMENT TERMS. All royalties payable on Net Sales pursuant to this Agreement shall be paid within two (2) months after the close of the Quarter during which the Net Sales were actually made. Each royalty payment shall be accompanied by a statement that sets forth Net Sales (including details of all amounts deducted from the proceeds invoiced for the purpose of calculating Net Sales) during the Quarter in question and the royalty payment due thereon. [*****] Each such payment shall be accompanied by a statement that sets forth the basis for the calculation of the fee paid to Soltec, in sufficient detail to permit Soltec to understand how the payment was determined.

SECTION 3.7 CURRENCY OF PAYMENTS. All amounts payable to Soltec by Connetics pursuant to this Agreement shall be made in U.S. Dollars and by wire transfer to the bank account(s) specified by Soltec from time to time. Connetics shall apply a conversion rate from all other currencies to U.S. Dollars for amounts payable under this Agreement equal to [*****]. The conversion rates to be used in this Agreement shall be [*****] or such other reference as the Parties may agree upon.

SECTION 3.8. TAXES. If any taxes, withholding or otherwise, are levied by any taxing authority in connection with the accrual or payment of royalties under this Agreement and are required to be paid by Connetics in connection with such accrual or payment, then Connetics shall pay such taxes to the local taxing authorities on behalf of Soltec and remit to Soltec in full satisfaction of its royalty obligations under this Agreement the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes.

SECTION 3.9. INTERCOMPANY TRANSFERS. No royalty payment shall be made with respect to any non-commercial sale or transfer of a product between and among Connetics, its Affiliates, and/or its sublicensees where such sale or transfer is made in the course of a subsequent royalty-



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generating transaction under this Agreement. No multiple royalties shall be payable on account of the sale of any Product, regardless of whether or not more than one patent, or patent and other intellectual property rights, exist(s) covering such Product in any country. No royalty shall be payable with respect to reasonable quantities of samples provided free of charge to physicians and reasonable quantities of free "trade goods" including indigent patient programs.

SECTION 3.10 AUDIT. Connetics shall keep records of all items in a manner and in sufficient detail to accurately and fully determine Net Sales, COGS, and sublicense fees in accordance with this Agreement and in accordance with U.S. generally accepted accounting principles and to regularly maintain such records in sufficient detail to permit calculation of Net Sales, COGS, and payments due pursuant to sublicenses under this Agreement. Such records shall be retained for five (5) years after the end of the relevant Quarter. Soltec shall have the right to nominate an independent firm of certified public accountants reasonably acceptable to Connetics to verify records of Connetics pertaining to, the calculation of any royalties payable under this Agreement with respect to the preceding calendar year, and Connetics shall maintain records for at least five
(5) years after each year to which the records apply. Such verification shall not occur more than once each calendar year during the term of this Agreement and shall be conducted during normal business hours. Soltec shall be responsible for the fees and expenses of the accountants performing such verification. The accountants appointed under this Agreement shall not be authorized to disclose to Soltec any information other than the accuracy or inaccuracy of the item(s) to be verified. If the audit reveals that Connetics has over-reported for the period of the audit, Connetics shall be entitled to take a credit for the amount overpaid against future payments. If the audit reveals that Connetics has under-reported for the period of the audit, Connetics shall immediately remit to Soltec any balance owing, together with interest at [*****] percent ([*****]%) over the then-current U.S. prime rate, accruing from the date the original payment was due. In addition, if the audit reveals that Connetics under-reported by more than [*****] percent ([*****]%), Connetics shall be responsible for paying the accountants' fees in connection with the audit. Except in the event that the audit reveals fraud or a failure during the course of the audit to disclose full or correct records, Soltec shall have no right under this Section to audit records for periods that have already been audited under this provision.


                                    ARTICLE 4
                               PRODUCT DEVELOPMENT

SECTION 4.1 PRODUCT DEVELOPMENT GENERALLY. Connetics shall have responsibility for all product development, which includes nominating the Products to be developed, and conducting or sponsoring all work necessary to secure applicable product licenses and other marketing authorizations required in the Territory. Subject to timely performance of Soltec's obligations pursuant to SECTION 4.3, Connetics shall complete product development as to each Product or Technology in sufficient time to enable Connetics to comply with its specific obligations under SECTIONS 4.2.1 through 4.2.6. All product licenses and marketing authorizations for a Product in the Territory shall be and remain the property of Connetics, subject to the provisions of ARTICLE 5. Connetics shall assume responsibility for compliance with governmental regulations in the Territory, including without limitation adverse event reporting requirements.



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SECTION 4.2 SPECIFIC DILIGENCE REQUIREMENTS OF CONNETICS. Connetics shall have the specific obligations with respect to the Technology set forth in this Section. For purposes of this Section, the term "diligently pursue" shall mean commencing and conducting such pre-clinical and clinical testing and such other actions as are customary in the development and commercialization of pharmaceuticals and as may be required to obtain necessary regulatory approvals in a timely manner consistent with standards generally accepted in the pharmaceutical industry. [*****] Connetics' specific obligations are as follows:

               4.2.1 AEROSOL FOAM TECHNOLOGY. Connetics shall diligently pursue development of a minimum of [*****] new Products based on the Aerosol Foam Technology at the rate of [*****] commencing on the Effective Date.

               4.2.2 LIQUIPATCH. Connetics shall diligently pursue development of [*****] Liquipatch Products during the first [*****] after the Effective Date of this Agreement.

               4.2.3 SUNSCREEN 2000. Connetics shall Launch Sunscreen 2000 in the United States no later than [*****].

               4.2.4 NON-AQUEOUS SHAMPOO AND KETOCONAZOLE SHAMPOO. Connetics shall Launch [*****] Products comprising either Non-Aqueous Shampoo or Ketoconazole Shampoo, during the first [*****] after the Effective Date of this Agreement.

               4.2.5 MINOXIDIL FORMULATION TECHNOLOGY. Within [*****] after the Effective Date, Connetics shall diligently pursue development of a Minoxidil Formulation Technology, which may include a foam formulation pursuant to SECTION 4.2.1.

               4.2.6 HYDROCORTISONE HYDROALCOHOLIC FOAM. Connetics shall diligently pursue development of a hydroalcoholic aerosol foam product containing hydrocortisone within [*****] years after the Effective Date of this Agreement.

SECTION 4.3 SOLTEC'S RESPONSIBILITIES. Soltec shall generate prototype Products. For purposes of this SECTION 4.3, Soltec's obligation shall be satisfied with respect to a Product when Soltec delivers to Connetics a prototype (up to [*****]), and an information package that contains at a minimum the following:


[*****]



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Soltec agrees to use its best efforts to select ingredients (other than the active therapeutic agent) which are acceptable for pharmaceutical use in the United States, in developing prototype Products. Any activities that Soltec undertakes at Connetics' request after meeting these obligations will be treated as additional research pursuant to ARTICLE 6. To the extent that Soltec's failure to perform pursuant to this SECTION 4.3 directly impacts Connetics' ability to achieve the milestones set forth in SECTION 4.2, Connetics' time requirements shall be extended for the additional number of days directly attributable to Soltec's failure to perform.


                                    ARTICLE 5
                            ACCESS TO CONNETICS DATA

SECTION 5.1 ACCESS BY SOLTEC. Connetics agrees that, upon written request by Soltec and pursuant to the license set forth in SECTION 2.7, Connetics will provide to Soltec or an Affiliate of Soltec [*****] any information developed by Connetics in connection with the Technology and/or the Products that Soltec may require in order to apply for approval to commercialize the Technology and/or Products in Australia and New Zealand. Soltec shall have no right to furnish such Connetics information to any Third Party, except in compliance with the restrictions and requirements of SECTION 5.2.

SECTION 5.2 ACCESS BY THIRD PARTIES. Connetics agrees to grant to Soltec and any Third Party licensee (or potential licensee) of Soltec outside of the Territory and outside Australia and New Zealand, access to Connetics' data related to the Technology or Products, or the clinical studies developed by or for Connetics under the following circumstances:


        (a) Soltec or the Third Party may only review the material at Connetics' offices, after signing an appropriate confidentiality agreement with Connetics; and

        (b) if Soltec or the Third Party determines that it wants copies of the material provided by Connetics, then Connetics will establish a price to share the data based on Connetics' cost of developing the data, giving consideration to other relevant factors such as size and value of market



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

        (c)    upon reaching agreement with Connetics as indicated in paragraph
               (b), Soltec or the Third Party, as the case may be, shall be entitled to use the relevant material in any way it deems appropriate to advance and exploit the Technology or Products outside of the Territory.


                                    ARTICLE 6
                                RESEARCH SUPPORT

SECTION 6.1 RESEARCH SUPPORT. Connetics will pay Soltec [*****] per year for the first [*****] of this Agreement ("RESEARCH SUPPORT"). The first Research Support payment shall be due when Soltec notifies Connetics that Soltec has hired an additional employee for Soltec's dermatology team. Subsequent payments shall be made on the first and second anniversaries of the Effective Date. The Parties may extend the period of Research Support upon mutual written agreement.

SECTION 6.2 SOLTEC'S RESEARCH OBLIGATIONS. The Parties acknowledge that the timing of invention cannot easily be dictated. Nevertheless, in the spirit of an ongoing relationship and in return for the Research Support, Soltec agrees that it shall continue to conduct research to develop new platform technologies and products in the Field, and to present those opportunities to Connetics on a regular basis, during the term of the Research Support.

SECTION 6.3 RESEARCH ASSISTANCE. If Connetics requests research activities from Soltec beyond those contemplated by SECTION 4.3, Connetics will pay Soltec at an hourly rate of [*****] per person for such research activities; provided, however, that the initial payment of [*****] paid pursuant to SECTION 6.1 will be credited against such fees for service.

SECTION 6.4 CONNETICS LIAISON. In addition to the additional employee to be hired in connection with SECTION 6.1, Soltec shall designate a Soltec employee (which may be, but is not required to be, the same individual) to coordinate Connetics' projects within Soltec.

SECTION 6.5 RIGHT OF REFUSAL. Connetics shall have a right of refusal to any Future Technology developed during the Research Period, on the terms set forth in this Section.

               6.5.1 If Soltec develops any Future Technology during the Research Period, and determines to develop and commercialize that Future Technology, or to license the Future Technology to a Third Party in the Territory in the Field, then Soltec will first offer to Connetics by written notice the right to carry out the development, manufacture, use, distribution, marketing or sale of such Future Technology in the Territory in the Field.

               6.5.2 Connetics shall have [*****] following receipt of such written notice within which to notify Soltec whether or not Connetics wishes to exercise its right of refusal to such Future Technology that is the subject of Soltec's offer.



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

               6.5.3 If Connetics notifies Soltec that it wishes to exercise its right of refusal to such Future Technology, then with respect to any Product or Technology [*****], the provisions of SECTION 6.6 shall apply.

               6.5.4 If the offer relates to [*****], and Connetics notifies Soltec that it wishes to exercise its right of refusal, Soltec and Connetics will negotiate in good faith the terms of an appropriate agreement during a further period of [*****].

               6.5.5 If as a consequence of such good faith negotiations the Parties come to an agreement they will promptly enter into and exchange any amendments to this Agreement that they deem necessary to carry out the effect of the decision.

               6.5.6 If the Parties are unable to agree to terms despite good faith negotiations with respect to [*****], Soltec shall be free to negotiate agreements for such rights with Third Parties; provided, however, that Soltec will not enter into any agreement with Third Parties on terms which, if they were offered to Connetics, would be more favorable to Connetics than the terms offered in the course of the aforementioned good faith negotiations.

               6.5.7 If in response to the written offer Connetics indicates it does not wish to exercise its right of refusal, or if Connetics fails to respond to Soltec's offer within the [*****] time period, then Soltec will be free to negotiate for the grant of such rights to Third Parties on such terms as it may wish.

SECTION 6.6 FUTURE TECHNOLOGY. If Connetics exercises its right of refusal as to a particular Future Technology pursuant to SECTION 6.5, Connetics shall pay Soltec [*****] and the Parties shall negotiate in good faith to set diligence milestones for such Future Technology. This Agreement shall be amended to include such Future Technology in the definition of "Product" and "Technology" pursuant to this Agreement, and all remaining provisions of this Agreement relating to Connetics' obligations with respect to the Products and the Technology shall be deemed to apply to such Future Technology.

SECTION 6.7 IMPROVEMENTS. To the extent that it is not prevented from doing so due to legal obligations of confidentiality, Soltec shall keep Connetics informed from time to time of any applications of the Technology or the Products outside of the Field but shall be under no obligations to offer any such applications to Connetics.


                                    ARTICLE 7
                                     PATENTS

SECTION 7.1 NO OTHER PATENTS. Soltec confirms that the Patents represent the only patent protection it or its Affiliates have applied for in relation to the Technology or the Products



[*****] CONFIDENTIAL TREATMENT REQUESTED

(excluding patent protection for the Excluded Technology).

SECTION 7.2 TITLE TO PATENTS. Soltec or its Affiliates shall retain title to the Patents and to any patent rights and know-how related to the Products, the Technology, or the Future Technology developed solely by Soltec in the future. Connetics shall be granted an exclusive license in the Field in the Territory to any improvements made by Soltec to the Products or the Technology. Connetics shall retain title to any patent rights and know-how related to the Products or the Technology developed solely by Connetics in the future. Connetics and Soltec shall jointly own any patent rights and know-how related to the Products or the Technology developed jointly by Soltec and Connetics in the future, in relative proportions to be agreed upon at the time any patent application is filed (or prior to any commercialization, in the case of know-how).

SECTION 7.3 PATENT PROSECUTION AND MAINTENANCE. Soltec shall prosecute and maintain the Patents and shall not take any steps to abandon, or allow to lapse, nor fail to take any steps which are required to avoid the abandonment or lapsing of any Patent (nor cause or permit any other person to do so) unless, in each case, the Parties otherwise specifically agree in writing. Soltec shall keep Connetics promptly informed of the status of prosecution of the Patents, including providing copies of all material correspondence with the Patent Office in each country of the Territory. Connetics shall have the right to comment upon and make suggestions for such prosecution and Soltec agrees to give such comments and suggestions due consideration, but the decision whether to implement Connetics' comments and suggestions shall rest solely with Soltec. Connetics shall reimburse Soltec for the portion of Patent filing, prosecution, grant and maintenance fees (including attorneys' fees) allocable to the Territory, within thirty (30) days after receipt of an invoice from Soltec containing sufficient detail to support the obligation for payment.

SECTION 7.4 ASSISTANCE FROM CONNETICS. Connetics shall assist Soltec in prosecuting the Patents as contemplated by SECTION 7.3. If Soltec decides to discontinue prosecution or maintenance of any or all of the Patents, at its option Connetics may elect to continue such prosecution and maintenance at its own expense, upon which election title to such Patent(s) shall be assigned to Connetics.

SECTION 7.5    INFRINGEMENT ACTIONS.

               7.5.1 ACTION. If either Party learns that a Third Party is infringing the Patents, it shall promptly notify the other in writing. The Parties shall use reasonable efforts in cooperation with each other to stop such patent infringement without litigation. If such efforts are unsuccessful, Soltec may take steps to remove the infringement of the Patents, including, without limitation, initiating suit. If Soltec decides not to take such steps to remove the infringement within three
        (3) months of discovering or being notified of the infringement, Connetics may, but shall not be required to, take steps to remove the infringement.

               7.5.2 EXPENSES; CONTROL. Any legal action taken under this section will be at the expense of the Party by whom suit is filed and will be controlled by the Party bringing suit. The Party not bringing suit may choose to be represented in any such



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                                                                         PAGE 16
        action by counsel of its own choice at its own expense. The Party bringing suit shall be reimbursed for its costs associated with bringing suit with the proceeds of any damages or costs recovered. Any moneys remaining shall be split between the parties on an equitable basis proportional to their respective damage from the infringement. If both Parties bring suit, equitable apportionment of the costs and damages to be recovered shall be agreed upon before the filing of the suit.

SECTION 7.6 INFRINGEMENT OF THIRD PARTY PATENT. If a notice of infringement is received by, or a suit is initiated against, either Soltec or Connetics with respect to the Technology or a Product as made, used or sold in the Territory, the Parties will in good faith discuss the best way to respond.

SECTION 7.7 NO CHALLENGE TO PATENT RIGHTS. Connetics agrees that it will not, during the Term of this Agreement, challenge the validity or the enforceability of any of the Licensed IP in the Territory.


                                    ARTICLE 8
                            REPRESENTATIONS OF SOLTEC

Soltec represents and warrants to Connetics as follows:

SECTION 8.1 ORGANIZATION; STANDING. Soltec is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement.

SECTION 8.2 NO CONFLICTS. The execution, delivery and performance of this Agreement have been validly authorized by Soltec; neither the execution and delivery of, or the performance of its obligations under this Agreement (a) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (b) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

SECTION 8.3 RIGHTS TO LICENSED IP. As of the Effective Date, Soltec owns, controls, or otherwise has the right to use, all Product Information and Patents required or necessary to develop, manufacture and sell Products (in bulk or finished form); and further Soltec has the right to grant to Connetics the rights and licenses under the Licensed IP in this Agreement, including without limitation the Medeva Patents (subject to Medeva's consent pursuant to the Medeva/Soltec Agreement).

SECTION 8.4 NO LAWSUITS, ETC. To the best of Soltec's knowledge, as of the Effective Date and during the immediately preceding five (5) year period, there have not been any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority or other Third Party (except for litigation between



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                                                                         PAGE 17

Soltec and Monash University instituted in the Supreme Court of Victoria in May 1998 and finally settled between the parties in 1999) threatened, commenced or pending against Soltec or its licensors relating to, and Soltec has not received any notice of infringement with respect to, the Product Information, Patents, or the Technology, including Soltec's right to manufacture, use or sell Products.

SECTION 8.5 THIRD PARTY RIGHTS. The exercise by Connetics of the rights and licenses granted to Connetics by Soltec under this Agreement will not violate any agreement between Soltec and any Third Party nor, to the best of Soltec's knowledge, infringe any rights owned by any Third Party. Except as disclosed to Connetics in a separate letter (if any), as of the Effective Date, Soltec is not aware of any Third Parties that own or control any patents or Product Information required for the production, manufacture or commercialization of the Technology.

SECTION 8.6 NO ENCUMBRANCES. As of the Effective Date, Soltec controls or otherwise is entitled to use throughout the Territory all rights in, to and under the Patents and Product Information, free and clear of any lien, claim, charge, encumbrance or right of any Third Party (except as relates to the Excluded Technology).

SECTION 8.7 NO OTHER AGREEMENTS. No other agreement or understanding, verbal or written, exists to which Soltec is legally bound regarding the Licensed IP in the Territory in the Field, except for [*****], all as previously disclosed to Connetics.

SECTION 8.8 INFORMATION. All information relating to the Technology and the Products delivered to Connetics by Soltec, its officers, directors, representatives or agents, was when delivered and is as of the date of this Agreement in all material respects accurate and correct to the best of Soltec's knowledge, and Soltec is not aware of any information which would be required to be disclosed to make any such information not misleading.

SECTION 8.9 INVESTMENT REPRESENTATIONS. Soltec meets the investment representations set forth in the Stock Issuance Agreement.


                                    ARTICLE 9
                   REPRESENTATIONS AND WARRANTIES OF CONNETICS

SECTION 9.1 ORGANIZATION; STANDING. Connetics is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement.

SECTION 9.2 NO CONFLICTS. The execution, delivery and performance of this Agreement have been validly authorized by Connetics; neither the execution and delivery of, or the performance of its obligations under this Agreement (a) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (b) violates applicable



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                                                                         PAGE 18
laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.


                                   ARTICLE 10
                               SUPPLY OF MATERIAL

SECTION 10.1   CLINICAL SUPPLIES.

               10.1.1 RIGHT TO PURCHASE. Commencing from the Effective Date until Soltec receives Regulatory Approval to market a Product outside of the Territory, Soltec and its Affiliates shall have the right (subject to the terms of this Agreement) to purchase Soltec's required quantities of that Product for use in Clinical Trials in Australia and New Zealand.

               10.1.2 PAYMENT AND INVOICING. Soltec's purchase price shall be [*****]. Connetics shall invoice Soltec for Product ordered by Soltec. Each invoice shall be accompanied by a schedule illustrating the calculation of [*****]. Payment of the invoice shall be due on the later of thirty (30) days after the date of the invoice or thirty (30) days after Connetics delivers the product to the common carrier for Soltec.

               10.1.3 NO TRANSFER. Neither Soltec nor its Affiliates shall transfer any such supply of Product to any Third Party at any time except to the extent transfer is required for clinical development, regulatory filings or Regulatory Approval related to the Product in Australia and New Zealand.

               10.1.4. CHANGES IN MANUFACTURING. If Connetics decides that change or modification of the production procedure is necessary during the Term for any reason, Connetics shall promptly notify Soltec in writing of the need for such change or modification.

SECTION 10.2 COMMERCIAL SUPPLIES. With respect to any Product for which Soltec has received Regulatory Approval to market in Australia and New Zealand, Connetics agrees to use commercially reasonable efforts to manufacture for and supply to Soltec or its Affiliates all of Soltec's or the Affiliate's requirements for Product for sale in Australia and New Zealand. The price to Soltec for commercial supply of Product for sale in Australia and New Zealand shall be [*****]. The other material terms of the supply arrangement shall be set forth in a separate supply agreement with respect to the approved Product, such supply agreement to be entered into by the Parties as soon as practicable, but in no event later than the date of first sale of Product in Australia or New Zealand. It is envisioned that each approved Product may require a separate supply agreement.

SECTION 10.3 SUPPLY TO THIRD PARTIES. Connetics shall have no obligation to sell Product to Third Parties on any terms. Nevertheless, Connetics agrees that, at Soltec's request, Connetics



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

will enter into good faith negotiations to supply clinical or commercial supplies of Product to a licensee of Soltec outside of the Territory and/or outside of the Field.


                                   ARTICLE 11
              DISCLAIMER OF WARRANTIES; INDEMNIFICATION; INSURANCE

SECTION 11.1 DISCLAIMER OF WARRANTIES. Except as otherwise expressly provided in this agreement or by applicable law, neither party makes any warranty with respect to any technology, goods, services, rights, or other subject matter of this agreement and hereby disclaims all warranties, conditions or representations of any kind, express or implied, including, but not limited to, implied warranties of performance, merchantability, satisfactory quality, fitness for a particular purpose or non-infringement of third party intellectual property rights.

SECTION 11.2. INDEMNIFICATION BY CONNETICS. Connetics hereby undertakes to indemnify Soltec from and against all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "LOSSES") brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Connetics of its representations, warranties, or obligations under this Agreement; (b) the manufacture or the storage of Product after Soltec delivers the prototype and information package in conformance with SECTION 4.3, except to the extent caused by the negligence or willful misconduct of Soltec or its officers, agents, employees, Affiliates, sublicensees or customers; or (c) the negligence or willful misconduct of Connetics or its officers, agents, employees or Affiliates.

SECTION 11.3 INDEMNIFICATION BY SOLTEC. Soltec hereby undertakes to indemnify Connetics from and against all Losses brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Soltec of its representations, warranties, or obligations under this Agreement; or (b) the use or consumption of Products or Technology in Australia or New Zealand stemming from sales of such Products or Technology by Soltec, save to the extent the losses arise from or occur as a result of any activity by Connetics.

SECTION 11.4 INSURANCE REQUIREMENTS. At all times during the term of this Agreement, each Party shall obtain and maintain liability insurance at its sole cost and expense, as follows:

               11.4.1.  SOLTEC.  Soltec shall provide:

                      (a) Commercial General Liability, including coverage for products and completed operations (including coverage for advertising and personal injury). The policy shall have a per claim limit of not less than [*****] and an aggregate limit of not less than [*****], shall be maintained for a period of at least [*****] years after the expiration or termination of this Agreement, and shall provide coverage for all loss (excluding consequential damages and loss of profits), liability,



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

                             damage, fee, cost (including legal cost of a solicitor), expense, suit, claim, demand, judgment and prosecution directly or indirectly arising from or incidental to or resulting from the insured event.

                      (b) Policy Conditions: All policies under (a) above shall:

                             (i) be written by insurance companies with an A.M. Best's rating of A:VIII or higher (or if Soltec or its sublicensees policies are not subject to the Best rating, then by carriers who are acceptable to Connetics); and

                             (ii) note Connetics as a third party for its rights and interest.

        Soltec shall provide Connetics a certificate of insurance which shall reflect the above coverages and provisions.

               11.4.2.  CONNETICS.  Connetics shall provide:

                      (a) Commercial General Liability, including coverage for products and completed operations and contractual liability (including coverage for advertising and personal injury). The policy shall have a per claim limit of not less than [*****] and an aggregate limit of not less than [*****], shall be maintained for a period of at least [*****] years after the expiration or termination of this Agreement, and shall provide coverage for all loss (excluding consequential damages and loss of profits), liability, damage, fee, cost (including legal cost of a solicitor), expense, suit, claim, demand, judgment and prosecution directly or indirectly arising from or incidental to or resulting from the insured event.

                      (b) Policy Conditions: All policies under (a) above shall:

                             (i) be written by insurance companies with an A.M. Best's rating of A:VIII or higher (or if Connetics or its sublicensees policies are not subject to the Best rating, then by carriers who are acceptable to Soltec); and

                             (ii)   add Soltec as an additional insured.

        Connetics shall provide Soltec a certificate of insurance which shall reflect the above coverages and provisions.



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                                   ARTICLE 12
                               REGULATORY MATTERS

SECTION 12.1 ADVERSE EXPERIENCE REPORTING. Each Party shall notify, and shall cause its Affiliates and sublicensees to notify, the other Party promptly upon receipt of:


        (a) any information concerning any potentially serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence or other adverse experience (an "ADVERSE EXPERIENCE") and the severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Products, whether or not determined to be attributable to the same;

        (b) any information regarding any pending or threatened action which may affect the safety or efficacy claims of the Products or the continued marketing of the Products in any nation or jurisdiction; and

        (c) any material communications with or notice from a Regulatory Authority indicating that it intends to visit or inspect a Party's facilities, or the facilities of an Affiliate or sublicensee of such Party, for a purpose relevant to the development, manufacture of marketing of the Products.

Without limiting the foregoing, Soltec shall use commercially reasonable efforts to require each Affiliate and sublicensee to notify Connetics' responsible drug safety department by telephone and facsimile within twenty-four (24) hours after Soltec first becomes aware of any Adverse Experience that gives cause for concern or is unexpected or that is fatal, life-threatening (as it occurred), permanently disabling, requires (or prolongs) inpatient hospitalization, represents a significant hazard, or is a cancer or a congenital anomaly or represents an overdose, or any other circumstance that might necessitate a recall, expedited notification of any Regulatory Authorities or a significant change in the label of the Product, including without limitation, any deviation from the specified environmental conditions for shipping or storage of the Product. Each Party shall make such reports as are necessary to comply with laws and regulations applicable to it, at its sole expense. Further, in the event a Party (or its Affiliates or sublicensees) receives a communication or directive from a Regulatory Authority commencing or threatening seizure of (or other removal from the market of) a Product, such Party shall transmit such information to the other Party within twenty-four (24) hours of receipt.

SECTION 12.2 NOTIFICATION AND RECALL. If any Regulatory Authority issues or requests a recall or takes similar action in connection with a Product, or if either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or wishing to call such recall or similar action shall, within twenty-four (24) hours, advise the other Party of notification or its determination by telephone or facsimile, after which the Parties shall promptly discuss and work together to effect an appropriate course of action; provided, however, that either Party may initiate a recall or market



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

withdrawal thereafter if it deems such action necessary or appropriate. As between the Parties, Soltec shall be responsible for notification to the applicable Regulatory Authority with respect to countries other than those in the Territory and compliance with applicable laws outside the Territory in conducting such recall. Connetics shall be responsible for notification to the applicable Regulatory Authority with respect to countries in the Territory and compliance with applicable laws in the Territory in conducting such recall.


                                   ARTICLE 13
                                   GOVERNANCE

SECTION 13.1 COMMITTEES. The Parties shall establish the committees described below for the purpose of performing the obligations and governing the relationship between the Parties pursuant to this Agreement. Each Party will provide to the relevant committees such data and documentation developed by each Party necessary to enable the committees to perform the duties described in this
ARTICLE 13. The confidentiality requirements set forth in this Agreement shall be deemed to apply to all correspondence, minutes, and discussions in connection with committee meetings. The Committee members shall be duly authorized and empowered to make decisions pertaining to the performance of this Agreement on behalf of their respective appointing Parties.

SECTION 13.2 PRODUCT DEVELOPMENT COMMITTEE. The Parties shall establish a Product Development Committee which shall (a) develop, approve and amend the development plan with respect to Connetics' duties in the Territory, and (b) provide overall direction, monitor progress, manage information exchange between the Parties, decide key strategies and solve problems with respect to the development of the Technology and of the Products in the Territory. At the first meeting of the Product Development Committee, the members shall establish a regular meeting time (which shall be, at a minimum, quarterly) and structure. Each Party shall appoint a key individual, who shall be responsible for coordinating timing and agenda of meetings, and for ensuring that the Party is represented by the appropriate persons at each meeting (based on the proposed agenda for that meeting).

SECTION 13.3 BUSINESS DEVELOPMENT COMMITTEE. The Parties shall establish a Business Development Committee which shall be responsible for deciding key strategies and solving problems with respect to commercialization and promotion of the Technology and/or the Products outside of the Territory. At the first meeting of the Business Development Committee, the members shall establish a regular meeting time and structure. The Business Development Committee shall be composed of two (2) members, who shall have joint responsibility to coordinate the timing, notice, and agendas for Business Development Committee meetings. Connetics agrees to promptly inform Soltec of any inquiries Connetics receives for acquisition to the Technology or the Products outside of the Territory.

SECTION 13.4 DECISION MAKING. Meetings of the committees may be held in person at mutually agreed times and locations, or may be held by telephone or video conference. In general, each of the committees shall strive to make decisions by consensus. If consensus cannot be reached on



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

matters assigned to the Product Development Committee or the Business Development Committee, then (a) with respect to matters within in the Territory, Connetics shall have the right to resolve deadlocks, and (b) with respect to matters outside of the Territory, Soltec shall have the right to resolve deadlocks. Nothing in this SECTION 13.4 shall be construed to require Connetics to share regulatory and clinical data with any Third Party, except as otherwise set forth in this Agreement.


                                   ARTICLE 14
                                 GENERAL MATTERS

SECTION 14.1 CONFIDENTIALITY. In order to facilitate this Agreement it will be necessary for the parties to exchange certain Proprietary Information, each recipient of which agrees to retain such Proprietary Information in strict confidence and not to disclose or transfer to any party or use other than as authorized by the terms of this Agreement or otherwise in writing by the discloser. In particular, Connetics agrees that EXHIBIT A and all of the information contained in it is to be treated in strict confidence and not disclosed or transferred. It is not able to be used by Connetics for any purpose whatsoever other than to define the Excluded Technology. The parties hereby acknowledge that such Proprietary Information can constitute "inside information" for securities purposes and the responsibility to refrain from any unauthorized disclosure, trading or other such use. These obligations of confidentiality and non-use shall not apply to Proprietary Information: (a) that was previously known to the recipient as evidenced by recipient's written records, (b) that is lawfully obtained by recipient from a source independent of the discloser, or (c) that is now or becomes public knowledge other than by breach of this Agreement. These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

SECTION 14.2 COMPLIANCE WITH LAWS. In performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any applicable laws and regulations in the Territory with respect to the export or re-export or release of technology and technical data.

SECTION 14.3 GOVERNING LAW; VENUE. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of New York and the United States without regard to that body of law known as conflicts of law; provided that issues relating to the validity and enforceability of patents shall be governed by the laws of the jurisdiction by which such patent was granted. The Parties specifically disclaim application to this Agreement of the Convention on Contracts for the International Sale of Goods.

SECTION 14.4 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination of this Agreement, shall be dealt with in the following manner:

               14.4.1 The dispute, controversy or claim shall first be referred to the chief executive officer of each of Soltec and Connetics for resolution at a place to be agreed



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                                                                         PAGE 24
        between such chief executive officers and, failing agreement, at the head office of the Soltec (if Connetics requests the referral) or Connetics (if Soltec requests the referral).

               14.4.2 If the dispute, controversy or claim is not settled or agreed between such chief executive officers within a period of one (1) month, then it shall be settled by arbitration in accordance with the UNCITRAL Rules then in effect. At the written request of either party, Soltec and Connetics may each nominate one or more appropriately qualified experts, but both parties must agree to the expert to be appointed. If the Parties are unable to agree on an expert or experts, the arbitration will be conducted by a panel of three (3) arbitrators who are knowledgeable in the subject matter that is at issue in the dispute, are not affiliated directly or indirectly with either Party, one of whom is selected by Soltec, one of whom is selected by Connetics, and one of whom is selected by the mutual agreement of the other two arbitrators. During the arbitration, the Parties shall have such discovery rights as the arbitrators may allow, consistent with the discovery permitted by the Federal Code of Civil Procedure. The place of arbitration shall be New York, New York. The arbitrators shall apply the law of the State of New York (regardless of that jurisdiction's or any other jurisdiction's choice of law principles).

               14.4.3 In any arbitration pursuant to this section, the arbitrators shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary or permanent injunction, as well as specific performance. The arbitrators shall also be able to award direct and indirect damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses of the arbitrators, the fees and expenses of a court reporter, and any expenses for a hearing room, shall be borne equally by the Parties. The decision of the arbitrators shall be final and will be handed down within a period of sixty days of being appointed. The Party in whose favor the decision runs may enter, sued on or enforced the decision in any court of competent jurisdiction at the option of such Party.

SECTION 14.5 TERM. The term of this Agreement and license shall commence on the Effective Date and continue in full force and effect with respect to each Product and Technology until the later of (a) the expiration of the last to expire Patent having a Valid Claim in the Territory; or (b) twelve (12) years after the Effective Date.

SECTION 14.6   TERMINATION.

        14.6.1 TERMINATION FOR BREACH.

               (a) Failure of Connetics to Meet Diligence Milestones. If Connetics fails to meet any of its diligence milestones set forth in ARTICLE 4 for any reason other than fault of Soltec or Force Majeure, and if Connetics does not cure or does not present a plan to cure which is acceptable to Soltec within [*****] days after written notice from Soltec, Soltec shall have the right upon further written notice to terminate Connetics' exclusive license in the Territory with respect to the Product or Technology at issue as follows:



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                                                                         PAGE 25

       Termination Under Section    Reason for Termination       Effect
       -------------------------    ----------------------       ------
       4.2.1                        [*****]                      [*****]
       Aerosol Foam Technology
       4.2.1                        [*****]                      [*****]
       Aerosol Foam Technology
       4.2.2                        [*****]                      [*****]
       Liquipatch
       4.2.2                        [*****]                      [*****]
       Liquipatch
       4.2.3                        [*****]                      [*****]
       Sunscreen 2000
       4.2.4                        [*****]                      [*****]
       Non-Aqueous Shampoo and
       Ketoconazole Shampoo

       4.2.4                        [*****]                      [*****]
       Non-Aqueous Shampoo and
       Ketoconazole Shampoo
       4.2.5                        [*****]                      [*****]
       Minoxidil Formulation
       Technology

       4.2.6                        [*****]                      [*****]
       Hydrocortisone
       Hydroalcoholic Foam

               (b) Other Breach by Connetics. Upon breach by Connetics of any of its obligations contained in this Agreement other than the diligence milestones set forth in ARTICLE 4 ("CONNETICS BREACH"), Soltec shall be entitled to give Connetics notice specifying the nature of the Connetics Breach and stating its intent to terminate this Agreement if the Connetics Breach is not cured. This Agreement shall terminate [*****] after Connetics receives such notice (i) if Connetics does not cure the Connetics Breach, or (ii) if a plan, reasonably acceptable to Soltec, is not



[*****] CONFIDENTIAL TREATMENT REQUESTED
                      implemented to cure as soon as practicable after notice of the Connetics Breach.

               (c) Breach by Soltec. Upon breach by Soltec of any of its obligations contained in this Agreement ("SOLTEC BREACH"), Connetics shall be entitled to give Soltec notice specifying the nature of the Soltec Breach and stating its intent to terminate this Agreement if the Soltec Breach is not cured. This Agreement shall terminate [*****] after Soltec receives such notice (i) if Soltec does not cure the Soltec Breach, or (ii) if a plan, reasonably acceptable to Connetics, is not implemented to cure as soon as practicable after notice of the Soltec Breach.

               14.6.2 TERMINATION FOR INSOLVENCY. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party's debts, provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within [*****]; (b) upon the other Party's making an assignment for the benefit of creditors; or (c) upon the other Party's dissolution or ceasing to do business.

               14.6.3 TERMINATION FOR FORCE MAJEURE. If performance of a Party's obligations is delayed for a continuous period of not less than [*****] due to a force majeure event described in SECTION 14.7, the other Party shall have the right to terminate this Agreement upon written notice to the non-performing Party; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this SECTION 14.6.3 if the terminating Party could have reasonably prevented the non-performing Party's failure to perform.

               14.6.4   TERMINATION BY CONNETICS.

               (a) Connetics shall have no rights except for Soltec Breach or Force Majeure to terminate this Agreement prior to the [*****] anniversary of the Effective Date.

               (b) Connetics shall have a limited right to terminate this Agreement, as follows:

                      (i) Beginning on the third anniversary of the Effective Date, Connetics shall have a [*****] period in which to terminate this Agreement. Such termination shall be effective immediately upon delivery of written notice to Soltec, with respect to any Products and/or Technologies that Connetics specifies in the written notice to Soltec.



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                                                                         PAGE 27

                      (ii) If Connetics does not elect to terminate this Agreement pursuant to (i) above, then beginning on the [*****] anniversary of the Effective Date, Connetics shall have one other opportunity to terminate, by giving Soltec written notice of termination within [*****] after the [*****] anniversary of the Effective Date. Such termination shall be effective immediately upon delivery of written notice to Soltec, with respect to any Products and/or Technologies that Connetics specifies in the written notice to Soltec.

               (c) If Connetics exercises its right to terminate pursuant to this SECTION 14.6.4, then (i) the Agreement shall continue in full force and effect with respect to any Products or Technologies that Connetics does not specify in the written notice, (ii) in the absence of any agreement between the Parties to the contrary, the Minimum Royalty and Royalty obligations shall remain unchanged, (iii) all rights to the Products and Technologies specified by Connetics shall revert to Soltec and Connetics shall no longer have any rights to develop, manufacture, use, distribute, market or sell such Products and/or Technologies, and (iv) Connetics' ongoing diligence obligations shall be as set forth in SECTION 14.6.5(d).

               14.6.5 EFFECT OF TERMINATION. Upon the expiration or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

               (a) Upon termination for a Connetics Breach or a Soltec Breach, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond. In addition, upon termination for a Connetics Breach, all rights to the Products and the Technology in the Territory shall revert to Soltec, and all rights of Connetics to develop, manufacture, use, distribute, market and sell such Products and Technology in the Territory and the obligation to pay royalties (including Minimum Royalties) shall thereupon cease. Thereafter Connetics shall have no right to use the trademark(s) relating to such Products and Technology.

               (b) Unless previously terminated pursuant to this SECTION 14.6, upon the expiration of the Term, Connetics shall have a fully paid-up (subject to the Royalty Term and to the Minimum Royalty payable pursuant to SECTION 3.4), perpetual, irrevocable, royalty-free, transferable, non-exclusive right and license to make, have made, use, offer to sell, and sell Products in the Territory, and to use the trademark(s) licensed pursuant to this Agreement on Products on the market in the Territory at the time of such expiration.

               (c) Upon termination by Soltec for Connetics' failure to meet diligence milestones with respect to a given Product or Technology pursuant to



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                                                                         PAGE 28

                      SECTION 14.6.1(a), (i) all rights licensed under this Agreement to the affected Product or Technology, as the case may be, in the Territory shall revert to Soltec, (ii) all rights of Connetics to develop, manufacture, use, distribute, market and sell such Product in the Territory and the obligation to pay royalties in relation to such Product shall thereupon cease, and (iii) thereafter Connetics shall have no right to use the trademark(s) relating to such Product. In addition, Soltec shall automatically be entitled to the information developed by Connetics in relation to such Product, such rights to apply solely to use by Soltec or an Affiliate of Soltec (without the right to sublicense) outside of the Territory, throughout the world (and not limited to Australia and New Zealand). No Third Party shall be entitled to such information developed by Connetics except on the terms set forth in SECTION 5.2. Nothing in this paragraph (c) is intended to relieve Connetics' obligation to remit royalties to Soltec for Product sold prior to termination of this Agreement, even though Connetics is not paid for such Products until after the date of termination.

               (d) Upon termination by Connetics pursuant to SECTION 14.6.4, Connetics shall have no further diligence obligations with respect to Products that it specifies in the written notice to Soltec. For any other Product or Technology, Connetics shall have the same diligence, royalty and other obligations set forth elsewhere in this Agreement. In addition, Soltec shall automatically be entitled to the information developed by Connetics in relation to such Product, such rights to apply solely to use by Soltec or an Affiliate of Soltec (without the right to sublicense) outside of the Territory, throughout the world (and not limited to Australia and New Zealand). No Third Party shall be entitled to such information developed by Connetics except on the terms set forth in SECTION 5.2.

        Except as expressly provided in this Agreement, termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the parties of any right or obligation, including but not limited to any payment obligations, accruing prior to or upon such expiration or termination. Upon expiration or termination of this Agreement for any reason, each party shall immediately return to the other party or destroy any Proprietary Information disclosed by the other party, except that each party may retain one copy of such Proprietary Information marked and used for legal archival purposes only.

SECTION 14.7 FORCE MAJEURE. Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation under this Agreement to make payments when due, to the extent that performance of such obligations is delayed by contingencies or causes beyond the reasonable control and not caused by the negligence or willful misconduct of such Party, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, or force majeure, to the extent that the failure to perform is beyond the reasonable control of the nonperforming Party.



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                                                                         PAGE 29

SECTION 14.8 PUBLICITY. Subject to the requirements of law and/or The Australian Stock Exchange Limited or the Nasdaq National Market System, any announcements or publicity (whether verbal or written, including, but not limited to shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media) to be made or given in respect of this Agreement by either party shall be subject to the prior approval in writing of the other party (such approval not to be unreasonably withheld or delayed) where such announcement or publicity refers to such other party, the Product or the Technology. The parties agree that once approval for disclosure of information has been obtained in accordance with the provisions of this
SECTION 14.8, the party that requested such approval shall be entitled to use such information without any obligation to seek further approval.

SECTION 14.9 NOTICES. Any notice required or permitted by the terms of this Agreement shall be given by international overnight courier or registered mail, prepaid and properly addressed, or delivered by hand, as follows:

        If to Soltec, to:
           Managing Director
           Soltec Research Pty Ltd.
           8 Macro Court
           Rowville
           Victoria 3178
           Australia
           Facsimile:  (+61) 3 9763 0354


        With a copy to:
           Company Secretary
           F. H. Faulding and Co., Limited
           115 Sherriff Street
           Underdale, South Australia 5032
           Facsimile:  (08) 8234 8230

        If to Connetics, to:
           Chief Executive Officer
           Connetics Corporation
           3400 West Bayshore Road
           Palo Alto, California  94303
           Facsimile:  650-843-2899

Either Party may designate a different address by giving notice pursuant to this Section to the other Party. Any such notice shall be deemed to have been given when received. All notices to Connetics shall be sent to the attention of its President.

SECTION 14.10 PARTIAL INVALIDITY. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: (a) such provision will be



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                                                                         PAGE 30
deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remainder of this Agreement will remain in full force and effect.

SECTION 14.11 NONASSIGNABILITY AND BINDING EFFECT.

               14.11.1 Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly, except as follows: (a) either Party may transfer or assign this Agreement to an Affiliate of such Party which agrees in writing to undertake the obligations under this Agreement provided the assigning Party remains primarily liable, (b) either Party may transfer or assign this Agreement in connection with the sale of all or substantially all of the assigning Party's related business, and (c) either Party may transfer or assign this Agreement to a non-Affiliate Third Party with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

               14.11.2 In the case of an assignment by Connetics, Connetics agrees that Soltec may seek to enforce Connetics' remedies against the assignee directly against such assignee without first exhausting its remedies against Connetics if the assignee breaches its agreement so as to cause Connetics to become liable to Soltec for damages due to Connetics' breach in accordance with the terms of this Agreement. As to each such assignee, Connetics shall use commercially reasonable efforts to cause each assignee to execute and deliver to Soltec prior to the date of the assignment a letter acknowledging Soltec's right to enforce Connetics' remedies directly against the assignee. Notwithstanding the preceding sentence, if Soltec shall seek to exercise such remedies, Connetics shall remain primarily liable and obligated to Soltec under all provisions of this Agreement.

               14.11.3 Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the Parties, their successors and assigns. Any attempted assignment contrary to the provisions of this
        SECTION 14.11 shall be deemed ineffective, and either Party shall have the right to terminate this Agreement, with the effect described in
        SECTION 14.6 with respect to a Connetics Breach or a Soltec Breach, as applicable.

SECTION 14.12 NON-WAIVER. No failure or delay on the part of a party in exercising any right under this Agreement will operate as a waiver of, or impair, any such right, unless a waiver is made in writing signed by the waiving party. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right under this Agreement.

SECTION 14.13 SURVIVAL. The agreements set forth in SECTIONS 3.4 (Royalties),
3.5 (Sublicense Fees, with respect to transactions entered into prior to termination), 3.7 (Currency of Payments), 3.10 (Audit), 11.2 (Indemnification by Connetics), 11.3 (Indemnification by Soltec), 11.4 (Insurance Requirements),
14.1 (Confidentiality), 14.4 (Arbitration), and 14.6.5 (Effect of



[*****] CONFIDENTIAL TREATMENT REQUESTED

Termination) and ARTICLE 12 (Regulatory Matters) shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination. All other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement.

SECTION 14.14 HEADINGS. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

SECTION 14.15 ENTIRE AGREEMENT. This Agreement, together with its exhibits which are incorporated in this Agreement by reference, sets forth the entire agreement of the parties with respect to the subject matter set forth. Specifically, this Agreement supercedes in their entirety the Option Agreement and the Letter of Understanding, both of which shall have no further force or effect as of the Effective Date. This Agreement is not intended to, and shall not be deemed to, have any effect on the existing agreements between the Parties with respect to the Excluded Technology. This Agreement may not be modified except by a writing signed by the Parties' authorized representatives.

SECTION 14.16 INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. This Agreement does not establish a relationship of agency, partnership, joint venture, employment or franchise between the Parties and neither Party shall have any authority to bind the other Party or incur any obligation on the other Party's behalf.

SECTION 14.17 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties to this Agreement have entered into this Agreement as of the Effective Date.


"CONNETICS"                                  "SOLTEC"

Connetics Corporation                        Soltec Research Pty Ltd.


By:     /s/ Thomas G. Wiggans                By:     /s/ Ross A. MacDonald
   --------------------------------             --------------------------------
    Thomas G. Wiggans                            Ross A. MacDonald, Ph.D.
    President and Chief Executive                Managing Director
    Officer



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                                                                         PAGE 32

                            C O N F I D E N T I A L



                          EXHIBIT A EXCLUDED TECHNOLOGY

                                     [*****]

                                EXHIBIT B PATENTS


PATENT NUMBER (REFERENCE)                             NAME OF PATENT/APPLICATION
-------------------------                             --------------------------

                                     [*****]

                             C O N F I D E N T I A L

                            EXHIBIT C SPECIFICATIONS

CONFIDENTIAL
                                     [*****]